Exhibit 99.1

Black Ridge Oil & Gas Announces the Appointment of Mr. Joseph Lahti to its Board of Directors

Minnetonka, Minnesota – September 04, 2012 /Globe Newswire/ – Black Ridge Oil & Gas, Inc. today announced that it has appointed Mr. Joseph Lahti to its Board of Directors. Mr. Lahti is a Minneapolis native and leader in numerous Minnesota business and community organizations. As principal of JL Holdings since 1989, Mr. Lahti has provided funding and management leadership to several early-stage companies. Mr. Lahti earned a Bachelor of Arts degree in economics from Harvard University

Mr. Bradley Berman, Chairman of the Board of Black Ridge Oil and Gas, Inc. stated: "Black Ridge Oil & Gas is pleased to have Mr. Joseph Lahti join its Board of Directors. Mr. Lahti is a seasoned corporate executive with years of experience helping early-stage microcap companies. Mr. Lahti has served as an independent director in several public companies in a variety of other industries and has also recently served as an independent director of Voyager Oil & Gas, Inc. With his experience in the oil and gas industry as well as his broad management background, we believe that Mr. Lahti will be a valuable asset as we continue to build our business.”

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. Black Ridge Oil & Gas controls over 11,000 net Bakken and/or Three Forks acres. For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact:

Black Ridge Oil & Gas Investor Relations:
Gerald Kieft
WSR Communications
772-219-7525
IR@WSRcommunications.com
http://wsrcommunications.ir.stockpr.com/blackridgeoil/overview